Exhibit 99.1
Ocera Therapeutics, Inc.
(A Development Stage Company)
Balance Sheet
(In Thousands, Except Share and Per Share Amounts)

	June 30,	December 31,
	2013	2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$730	$2,303
Prepaid and other current assets	68	100
Total current assets	798	2,403
Property and equipment, net	4	7
Other noncurrent assets	15	—
Total assets	$817	$2,410
Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$1,047	$269
Accrued liabilities	624	280
Convertible notes payable, net—related parties	2,971	2,908
Total current liabilities	4,642	3,457
Preferred stock warrant liability	4	16
Total liabilities	4,646	3,473
Commitments and contingencies (Note 4)
Convertible preferred stock:
Series A convertible preferred stock, $0.001 par value, 14,720,000 shares authorized, 14,500,000 shares issued and outstanding at June 30, 2013 (unaudited) and December 31, 2012. Liquidation preference of $14,500 at June 30, 2013 (unaudited) and December 31, 2012.	14,346	14,346
Series B convertible preferred stock, $0.001 par value, 8,600,000 authorized, issued and outstanding at June 30, 2013 (unaudited) and December 31, 2012. Liquidation preference of $12,040 at June 30, 2013 (unaudited) and December 31, 2012.	11,983	11,983
Series C convertible preferred stock, par value $0.001, 18,922,000 and 17,350,000 shares authorized at June 30, 2013 (unaudited) and December 31, 2012, respectively. 17,339,112 shares issued and outstanding at June 30, 2013 (unaudited) and December 31, 2012. Liquidation preference of $35,521 at June 30, 2013 (unaudited) and December 31, 2012.	35,414	35,414
Stockholders’ deficit:
Common stock, $0.001 par value, 55,300,000 and 53,270,000 shares authorized at June 30, 2013 (unaudited) and December 31, 2012, respectively. 5,377,660 and 5,234,952 shares issued and outstanding at June 30, 2013 (unaudited) and December 31, 2012, respectively.	5	5
Additional paid-in capital	1,213	1,161
Deficit accumulated during the development stage	(66,790)	(63,972)
Total stockholders’ deficit	(3,829)	(1,063)
Total liabilities, convertible preferred stock and stockholders’ deficit	$817	$2,410
See accompanying notes.

Ocera Therapeutics, Inc.
(A Development Stage Company)
Statements of Operations and Comprehensive Loss
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,		Period from December 20, 2004 (Inception) to June 30, 2013
	2013	2012	2013	2012
	(unaudited)		(unaudited)		(unaudited)
Operating expenses:
Research and development	$365	$439	$434	$920	$51,447
General and administrative	1,652	464	2,223	1,043	17,759
Total operating expenses	2,017	903	2,657	1,963	69,206
Other income (expense):
Interest and other income	—	—	—	1	3,752
Interest and other expense	(77)	(43)	(173)	(43)	(1,404)
Change in fair value of warrant liability	7	(63)	12	(57)	68
Total other income (expense), net	(70)	(106)	(161)	(99)	2,416
Net loss and comprehensive loss	$(2,087)	$(1,009)	$(2,818)	$(2,062)	$(66,790)
Net loss per share:
Net loss per share, basic and diluted	$(0.39)	$(0.19)	$(0.53)	$(0.39)
Weighted average number of shares used to compute net loss per share of common stock, basic and diluted	5,377,660	5,234,952	5,350,853	5,234,952
See accompanying notes.

Ocera Therapeutics, Inc.
(A Development Stage Company)
Statements of Cash Flows
(In Thousands)

	Six Months Ended June 30,		Period From December 20, 2004 (Inception) to June 30, 2013
	2013	2012
	(unaudited)		(unaudited)
Operating activities
Net loss	$(2,818)	$(2,062)	$(66,790)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5	11	382
Stock based compensation	32	98	913
Change in valuation of warrant liability	(12)	57	(68)
Loss on disposal of asset	—	—	8
(Amortization of discount) accretion of premium on investment securities	—	1	(342)
Debt discount, net and noncash interest expense	173	43	491
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(1)	(28)	(81)
Accounts payable	778	(750)	1,047
Accrued liabilities	252	(34)	428
Net cash used in operating activities	(1,591)	(2,664)	(64,012)
Investing activities
Purchases of property and equipment	(2)	—	(394)
Purchases of short-term investments	—	—	(142,044)
Sale and maturities of short-term investments	—	250	142,386
Net cash (used in) provided by investing activities	(2)	250	(52)
Financing activities
Proceeds from the sale of convertible preferred stock, net	—	—	60,744
Proceeds from issuance of convertible notes payable, net	—	1,449	2,940
Proceeds from note payable	—	—	4,000
Repayments of note payable	—	—	(4,000)
Proceeds from issuance of promissory note	—	—	1,000
Proceeds from issuance of common stock	20	—	110
Net cash provided by financing activities	20	1,449	64,794
Net increase (decrease) in cash and cash equivalents	(1,573)	(965)	730
Cash and cash equivalents—beginning of period	2,303	3,114	—
Cash and cash equivalents—end of period	$730	$2,149	$730
Supplemental schedule of noncash investing and financing activities
Warrants issued in connection with notes payable	$—	$33	$143
Reclassification of warrant liability to additional paid-in-capital	$—	$93	$93
Issuance of options related to consulting agreement	$—	$7	$13
	$—	$—	$861
Conversion of promissory note and interest to equity	$—	$—	$1,046
See accompanying notes.

Ocera Therapeutics, Inc.
(A Development Stage Company)

Notes to Financial Statements
(Information as of June 30, 2013 and thereafter and for the three and six months ended June 30, 2013 and 2012 and the period from December 20, 2004 (inception) to June 30, 2013 is unaudited)

Notes to Financial Statements
1. The Company
Ocera Therapeutics, Inc. (the “Company”) was incorporated in the state of Delaware in December 2004. The Company is a biopharmaceutical company focused on in-licensing, developing and commercializing novel therapeutics for acute and chronic liver diseases and gastrointestinal disorders.
As of December 31, 2012 and June 30, 2013, the Company has devoted substantially all of its efforts to product development, raising capital and building infrastructure, and has not realized revenues from its planned principal operations. Accordingly, the Company is considered to be in the development stage.
On July 15, 2013, Terrapin Acquisition, Inc., a Delaware corporation (“Merger Sub”), a wholly owned subsidiary of Tranzyme, Inc., a Delaware corporation (“Tranzyme”), completed its merger (the “Merger”) with and into Ocera Therapeutics, Inc., a private Delaware corporation (“Private Ocera”). Private Ocera is considered the acquiring company for accounting purposes as upon completion of the Merger, Private Ocera's former stockholders held a majority of the voting interest of the combined company. In addition, the nine member board of directors of the combined company includes six of the former members of the Private Ocera board of directors. Therefore, the former members of the Private Ocera board of directors possess majority control of the board of directors of the combined company. The Merger was effected pursuant to an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of April 23, 2013, by and among Tranzyme, Private Ocera and Merger Sub. In connection with the Merger, the combined company changed its name to Ocera Therapeutics, Inc. and the name of Private Ocera was changed to Ocera Subsidiary, Inc.

To the extent used herein, the term “Private Ocera” refers to Ocera Therapeutics, Inc. (now known as Ocera Subsidiary, Inc.) prior to the Merger.
Except as described in Note 7 “Subsequent Events”, the accompanying unaudited financial statements do not give effect to the Merger.

Basis of Presentation
The Company has a limited operating history and the sales and income potential of the Company’s business and market are unproven. The Company has experienced net losses since its inception and, as of December 31, 2012 and June 30, 2013, had an accumulated deficit of $64.0 million and $66.8 million, respectively. The Company anticipates that it will continue to incur net losses into the foreseeable future as it continues the development and commercialization of its lead drug candidate OCR-002 and expands its corporate infrastructure. Based on the Company’s operating plan, existing working capital at June 30, 2013, is not sufficient to meet the cash requirements to fund planned operating expenses through December 31, 2013, without additional sources of cash. These conditions raised substantial doubt about the Company’s ability to continue as a going concern.
On April 23, 2013, concurrently with the execution of the Merger Agreement, Tranzyme entered into a Securities Purchase Agreement (the “Financing Agreement”) with certain Private Ocera stockholders and their affiliates. Pursuant to the Financing Agreement, immediately following the consummation of the Merger on July 15, 2013, the combined company sold approximately $20.0 million of its Common Stock (the “Financing”) to the parties at a per share purchase price of $6.0264. As a result of the Financing, the Company believes it will have sufficient funds to meet its operating plan through at least the next twelve months.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business.

2. Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles in the United States ("GAAP") requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Unaudited Interim Financial Information
The accompanying interim balance sheet as of June 30, 2013 and the statements of operations and comprehensive loss for the three and six months ended June 30, 2013 and 2012 and the period from December 20, 2004 (inception) to June 30, 2013, and the statements of cash flows for the six months ended June 30, 2013 and 2012 and period from December 20, 2004 (inception) to June 30, 2013, and the related footnote disclosures are unaudited. These unaudited interim financial statements have been prepared in accordance with GAAP. In management’s opinion, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which include normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of June 30, 2013 and its results of operations and comprehensive loss for the three and six months ended June 30, 2013 and 2012 and the period from December 20, 2004 (inception) to June 30, 2013, and its cash flows for the six months ended June 30, 2013 and 2012 and the period from December 20, 2004 (inception) to June 30, 2013. The results for the six months ended June 30, 2013 are not necessarily indicative of the results expected for the full fiscal year or any other interim period.
Segment Reporting
Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business in one operating segment operating in the United States.
Cash and Cash Equivalents
Cash and cash equivalents are stated at cost, which approximates fair value. The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents include money market funds and various deposit accounts.
Fair Value of Financial Instruments
The carrying amounts of the Company’s financial instruments, including cash equivalents, accounts payable, and accrued liabilities, approximate fair value due to their short maturities. The Company believes the fair value of convertible notes payable approximates its carrying value. The preferred stock warrant liability represents its estimated fair value.
Research and Development Expenses
Research and development costs are expensed as incurred and primarily consist of license fees, salaries and related employee benefits, costs associated with clinical trials, manufacturing control, quality assurance, medical affairs and regulatory activities. The Company uses external service providers and vendors to conduct clinical trials and to provide various other research and development and manufacturing related products and services.
Preferred Stock Warrant Liability
The Company classifies warrants for convertible preferred stock as liabilities on the balance sheet. The carrying value of these convertible preferred stock warrants are adjusted to their estimated fair value at each reporting date with the increases or decreases in the fair value of such warrants recorded as change in fair value of warrant liability in the statement of operations and comprehensive loss.
Stock Based Compensation
Stock based compensation is recognized as an expense in the financial statements based on the grant date fair value. For awards that vest based on service conditions, the Company uses the straight-line method to allocate compensation expense to reporting periods. For performance based stock options, the Company begins to recognize the expense when it is deemed probable that the performance based goal will be met. The Company evaluates the probability of achieving performance based goals at each reporting date.
The Company grants stock options to purchase common stock to employees with exercise prices equal to the value of the underlying stock, as determined by the board of directors on the date the equity award was granted. The board of directors determined the fair value of the underlying common stock by considering a number of factors, including historical and projected financial results, the risks the Company faced at the time, the preferences of the Company’s preferred stockholders and the lack of liquidity of the Company’s common stock.
The fair value of each option award is estimated on the date of grant using the Black Scholes valuation model using the appropriate risk-free interest rate, expected term, volatility and forfeiture rate assumptions. The expected life of options was calculated using the simplified method. The simplified method calculates the life as the average of the contractual term and the vesting period of the option. The Company did not have a readily available market and therefore estimates the volatility rate based on comparable companies. The risk free interest rate is based upon U.S. Treasury securities with remaining terms similar to the expected term of the share based awards. No options were granted during the three and six months ended June 30, 2013.
Income Taxes
The Company accounts for income taxes in accordance with ASC 740, Income Taxes. Under ASC 740, deferred tax assets and liabilities reflect the future tax consequences of the differences between the financial reporting and tax basis of assets and liabilities using current enacted tax rates. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized.
The Company’s policy related to accounting for uncertainty in income taxes prescribes a recognition threshold and measurement attributed criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.
Net Loss Per Share
Basic net loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss by the weighted average number of common shares and common share equivalents outstanding for the period. Common stock equivalents are only included when their effect is dilutive. The Company’s potentially dilutive securities which include convertible preferred stock, warrants and outstanding stock options under the stock option plan have been excluded from the computation of diluted net loss per share as they would be anti-dilutive. For all periods presented, there is no difference in the number of shares used to compute basic and diluted shares outstanding due to the Company’s net loss position.
The following table presents the computation of net loss per share (in thousands, except share and per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Numerator
Net loss	$(2,087)	$(1,009)	$(2,818)	$(2,062)
Denominator
Weighted average common shares outstanding used to compute net loss per share, basic and diluted	5,377,660	5,234,952	5,350,853	5,234,952
Net loss per share, basic and diluted	$(0.39)	$(0.19)	$(0.53)	$(0.39)
Potentially dilutive securities are not included in the calculation of dilutive net loss per share because to do so would be anti-dilutive are as follows (in common equivalent shares on a weighted-average basis):

	Three Months ended June 30,		Six Months ended June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Convertible preferred stock	40,439,112	40,439,112	40,439,112	40,439,112
Convertible preferred stock warrants	139,011	220,000	179,282	220,000
Common stock warrants	1,098,322	223,287	1,098,322	114,057
Common stock options	3,783,796	5,489,322	4,541,661	5,391,489
Total	45,460,241	46,371,721	46,258,377	46,164,658
Recent Accounting Pronouncements
In February 2013, the Financial Accounting Standards Board ("FASB") issued an update on the reporting of amounts reclassified from accumulated other comprehensive income. An entity is required to present either parenthetically on the face of the financial statements or in the notes, significant amounts reclassified from each component of accumulated other comprehensive income and the income statement line items affected by the reclassification. However, an entity would not need to show the income statement line item affected for certain components that are not required to be reclassified in their entirety to net income, such as amounts amortized into net periodic pension cost. The standard is effective prospectively for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2012. The Company adopted this guidance on January 1, 2013 and it did not have a material impact on the Company’s financial statements.
In February 2013 the FASB issued Accounting Standards Update No. 2013-04 (ASU 2013-04), Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date. The ASU requires reporting and disclosure about obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. The ASU is effective for fiscal years ending after December 15, 2014, and interim and annual periods thereafter. The Company does not expect the adoption to have a material impact on the Company’s financial statements.
3. Fair Value Measurements
The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis as of June 30, 2013, and indicate the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value. As a basis for categorizing inputs, the Company uses a three-tier fair value hierarchy, which prioritizes the inputs used to measure fair value from market based assumptions to entity specific assumptions:
Level 1: Observable inputs such as quoted prices in active markets;
Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.
The Company’s Level 3 financial liabilities consist of warrant liabilities related to warrants to purchase preferred stock.
The fair value of the outstanding preferred stock warrants at June 30, 2013 and 2012 was estimated using the Black‑Scholes option pricing model with the following assumptions:

Six Months Ended June 30,
	2013	2012
Risk-free interest rate	0.05% to 0.12%	0.21% to 0.29%
Expected life (in years)	0.1 to 0.6	0.8 to 1.6
Expected dividend yield	—	—
Expected volatility	34% to 89%	87% to 90%

The estimates are based on subjective assumptions that could differ in the future.
Assets and liabilities measured at fair value on a recurring basis as of June 30, 2013 are as follows (unaudited):

		Fair Value Measurements at Reporting Date Using
	Balance as of June 30, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Money market funds	$687	$687	$—	$—
Total assets	$687	$687	$—	$—
Liabilities
Preferred stock warrant liability	$4	$—	$—	$4
Total liabilities	$4	$—	$—	$4
The following table provides the change in the fair value of Level 3 liabilities for the six months ended June 30, 2013 (in thousands):

Convertible Preferred Stock Warrant Liability
Balance at December 31, 2012	$16
Change in fair value of warrant liability (unaudited)	(12)
Balance at June 30, 2013 (unaudited)	$4
4. Convertible Notes Payable
In March 2012, the Company entered into a convertible note and warrant purchase agreement with existing investors. The Company issued an aggregate principal amount of $1.5 million of convertible notes in an initial closing in March 2012 (the "March 2012 Notes"). The March 2012 Notes had an interest rate of 6% per annum and have a maturity date of the earlier of (i) March 30, 2013, (ii) a change of control, or (iii) an event of default. The notes cannot be prepaid without the prior written consent of the holders of at least 67% of the principal amount outstanding under all notes issued.
In connection with the March 2012 Notes, the lenders received warrants for the purchase of the Company’s common stock at $0.08 per share and equal to (i) 30% of the principal amount of the lender’s note divided by the lower of the price of the Series C convertible preferred stock or the equity security sold in a qualified or nonqualified financing should the Company enter into certain strategic transactions, referred to as the "Special Condition", by June 2012 or (ii) 75% of the principal amount of the lender’s note divided by the lower of the Series C convertible preferred stock or the equity sold in a qualified or nonqualified financing if the Special Condition was not met. Accordingly, the lenders received warrants to purchase an aggregate of 219,666 shares of the Company’s common stock on March 30, 2012. Upon the expiration of the anti-dilution protection of the March 2012 notes payable on June 30, 2012, the Company issued an additional 329,495 common stock warrants. The March warrants have a seven year term expiring on March 30, 2019.
In October 2012, the Company issued an aggregate amount of $1.5 million of convertible notes in a second closing with existing investors (the "October 2012 Notes"). The October 2012 Notes had an interest rate of 6% per annum and have a maturity date of the earlier of (i) October 1, 2013, (ii) a change of control, or (iii) an event of default. The notes convert under the same terms as the March 2012 Notes but are based on the October 1, 2013, maturity date. The notes cannot be prepaid without the prior written consent of the holders of at least 67% of the principal amount outstanding under all notes issued. In connection with the October 2012 Notes, the lenders received warrants to purchase 549,161shares of the Company’s common stock. The October Notes have a seven-year term expiring on October 1, 2019.
The common warrants issued in connection with the March 2012 Notes and October 2012 Notes are immediately exercisable at $0.08 per share.

In March 2013, the Company amended the March 2012 Notes to extend the maturity date to October 1, 2013. In April 2013, the March and October 2012 Notes were amended to change the note conversion date to automatically convert the unpaid principal and interest at the time of the Merger into shares of the Series C Preferred Stock of Private Ocera at the Series C Conversion Price of $2.04858 per share. There was no consideration paid, given or committed to the note holders by the Company in exchange for the modifications. The debt modification was evaluated under ASC 470-60, Trouble Debt Restructuring and under ASC 470-55, Debit Modification and Extinguishments. The Company determined that it was appropriate to account for the term extension and change to the conversion date on a prospective basis and the carrying amount of the debt remained unchanged. All costs incurred with third parties directly related to the maturity extension were expensed as incurred. There were no costs associated with the change to the note conversion date.

The Company recorded an aggregate of $184,000 and $173,000 of non-cash interest expense and amortization of debt discount related to the convertible notes payable for the year ended December 31, 2012 and the six months ended June 30, 2013.
Common and Convertible Preferred Stock Warrants
Common Stock Warrants
The fair value of the March 2012 common stock warrants was determined to be $32,000 upon issuance. The fair value was recorded as a debt discount and amortized to interest expense using the effective interest method over the term of the March 2012 Notes.
The Company concluded that the March 2012 warrants were a derivative instrument as a result of anti-dilution protection included within the instrument. The March 2012 warrants were required to be recorded at fair value upon issuance and re-measured at each reporting period. The change in fair value of the warrant liability in the amount of $61,000 was recorded in the statement of operations and comprehensive loss. Upon the expiration of the anti-dilution protection in June 2012, the Company reclassified the fair value of $93,000 to additional paid-in capital.
The relative fair value of the October 2012 common stock warrants as of the date of issuance was determined to be $111,000, which was recorded as a debt discount and amortized to interest expense using the effective interest method over the term of the October 2012 Notes.
The Company accounts for the October 2012 common stock warrants based on their relative fair value as compared to the convertible notes payable and recorded them as equity on the date of issuance. Because the October 2012 common stock warrants meet the requirements for equity classification, the Company is not required to re-measure the fair value of the warrants subsequent to the date of issuance.
Convertible Preferred Stock Warrants
In March 2006, the Company entered into a $4.0 million loan and security agreement with a lender to provide capital to the Company. The loan balance was fully repaid in November 2009. As consideration for the loan and security agreement, the lender received warrants to purchase 220,000 shares of Series A preferred stock at $1.00 per share. The warrants are immediately exercisable with seven-year terms expiring on April 24, 2013 and November 1, 2013. On April 24, 2013, warrants for the purchase of 110,000 shares of Series A preferred stock expired.
The following table summarizes the outstanding convertible preferred and common stock warrants and the corresponding exercise price as of June 30, 2013:

	Number of Shares Outstanding	Per-Share Exercise
	June 30, 2013	Price
November 1, 2006 preferred stock warrants	110,000	$1.00
March 30, 2012 common stock warrants	219,666	0.08
June 30, 2012 common stock warrants	329,495	0.08
October 1, 2012 common stock warrants	549,161	0.08
Total	1,208,322

5. License Agreements and Acquired Development and Commercialization Rights
In July 2004, the Company in-licensed from Kureha Corporation("Kureha") the technology and exclusive development and commercialization rights to its AST-120 product candidate for the treatment of liver and gastrointestinal disease for the territories of North America and Europe. The Company paid a $1.5 million up-front fee to Kureha. In March 2008, the Company amended the license agreement, in exchange for a payment of $0.5 million. Kureha will receive a fixed percentage of any payment that the Company may receive for sublicensed rights in the countries associated with the expanded territory. Under these agreements, the Company may also be required to make future milestone payments upon the achievement of various milestones related to regulatory or commercial events for its first indications in gastrointestinal diseases. The Company may also be obligated to pay a royalty in the low to high single digits on net sales. In April 2012, the Company amended the license agreement to include the development and commercialization of AST-120 as a medical device for IBS in European countries. Under this amended agreement, the Company may be required to make milestone payments based on future commercial milestones and net sales.
In December 2008, the Company entered into a license agreement with UCL Business PLC for worldwide rights to develop and commercialize OCR-002 and related technologies for any use. The agreement was amended on July 2011 and February 2013. As consideration for the license, the Company paid a $1.0 million up-front fee and may be required to make future milestone payments totaling up to $17.0 million upon the achievement of various milestones related to regulatory or commercial events. The Company may be obligated to pay a royalty in the low to mid single digits based on the net sales of OCR-002.
6. Stockholders’ Deficit
The Company’s convertible preferred stock has been classified as temporary equity on the accompanying balance sheets instead of in stockholders’ deficit in accordance with authoritative guidance for the classification and measurement of redeemable securities. Upon certain change in control events that are outside of our control, including liquidation, sale or transfer of control of the Company, holders of the convertible preferred stock can cause its redemption.
During September 2005, the Company sold an aggregate of 14,500,000 shares of Series A convertible preferred stock at $1.00 per share for cash proceeds of $13.5 million. Additionally, the Company converted promissory notes with a principal and accrued interest balance of $1.0 million to Series A convertible preferred stock.
In June 2006, the Company issued 8,600,000 shares of Series B convertible preferred stock at $1.40 per share for net cash proceeds of approximately $12.0 million.
In January and February 2008, the Company issued 17,339,112 shares of Series C convertible preferred stock at $2.04858 per share for net cash proceeds of $35.4 million.
Common Stock
In June 2005, the Company issued 4,800,000 shares of common stock at $0.001 per share to its founders in exchange for cash proceeds of $5,000.
Stock Options
In 2005, the Company adopted the Ocera Therapeutics, Inc. 2005 Stock Plan (the "Plan"). The Plan, as amended, authorizes the Company to issue up to 6,550,000 shares of common stock options to its employees, directors and consultants. The exercise price of nonqualified and incentive stock options shall not be less than 85% and 100% of the fair value of the Company’s common stock on the date of grant, respectively. As of June 30, 2013, 2,210,590 options remain available for future grant under the Plan.
The following table summarizes stock option activity under the Plan:

	Outstanding Options	Weighted‑Average Exercise Price
Balance at December 31, 2012	5,787,333	$0.17
Options canceled	(1,882,875)	0.23
Options exercised	(142,708)	0.14
Balance at June 30, 2013 (unaudited)	3,761,750	0.14
Exercisable at June 30, 2013 (unaudited)	3,761,750	$0.14
The following table summarizes the average estimates the Company used in the Black Scholes option pricing model for the six months ended June 30, 2013 and 2012, to determine the fair value of stock options granted during each period. There were no options granted during the three or six months ended June 30, 2013.

	Six Months Ended June 30,
	2013	2012
Risk-free interest rates	—	1.02%
Expected life in years	—	6.25
Expected dividend yield	—	—
Expected volatility	—	99%
In June 2012, the Company issued 515,091 shares of common stock options to an executive. One-half of the stock options vest monthly over a one year period from the vesting commencement date. The remainder of the stock options are performance based and will vest, if at all, upon the closing of certain strategic or financing transactions. At June 30, 2013, the performance condition was not considered probable of occurring and accordingly, no stock compensation expense has been recognized for the performance based portion of the stock option grant. In April 2013, the terms of the stock option agreement were modified to further define the meaning of strategic or financing transactions such as the Merger Agreement. The modification did not have an impact on stock‑based compensation expense for the six months ended June 30, 2013.
The Company’s results of operations for the six months ended June 30, 2013 and 2012, included stock based compensation expense related to employees of $32,000 and $98,000, respectively. Since December 20, 2004 (inception) to June 30, 2013, the Company has incurred $913,000 of stock based compensation expense.
The Company recognized stock based compensation expense as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Research and development	$2	$4	$4	$18
General and administrative	$14	$24	$28	$80
Total	$16	$28	$32	$98
At June 30, 2013, there was $60,000 of unrecognized stock based compensation expense related to unvested employee equity awards to be recognized over a weighted average period of approximately 0.51 years.
Common Stock Reserved for Future Issuance
Common stock reserved for future issuance consists of the following at and June 30, 2013:

June 30, 2013
Conversion of preferred stock	40,439,112
Preferred warrants outstanding	110,000
Common stock warrants outstanding	1,098,322
Common stock options granted and outstanding	3,761,750
Common stock options reserved for future issuance	2,210,590
Total common stock reserve for future issuance at June 30, 2013	47,619,774
The Company has $3.0 million in principal and $185,000 of accrued interest on outstanding convertible notes payable at June 30, 2013 that are convertible into Series C preferred stock upon occurrence of future financing events at prices that are not determinable until the occurrence of the future events (see Note 4). As such, the Company has excluded these convertible notes payable from the above table.
7. Subsequent Events
The Company has completed an evaluation of all subsequent events through September 27, 2013 to ensure that this filing includes appropriate disclosure of events both recognized in the June 30, 2013 financial statements and events which have occurred but were not recognized in the financial statements. The Company has concluded that no subsequent events, other than the completion of Merger, restructuring, and stock option plan amendment and grants described below, have occurred that require disclosure.
Completion of Merger and Restructuring
On July 15, 2013, Private Ocera completed the Merger with Tranzyme as discussed in Note 1. Tranzyme and its wholly-owned subsidiary, Tranzyme Pharma Inc. (“TPI”), a Quebec, Canadian-based biopharmaceutical company, focused on discovering, developing and commercializing novel, mechanism-based therapeutics. The combined company is focused on the development and commercialization of novel therapeutics for patients with acute and chronic liver diseases. Under the terms of the agreement, immediately following the Merger, Private Ocera’s stockholders owned approximately 71% of the combined company’s shares outstanding, and Tranzyme’s former shareholders owned approximately 29%. Private Ocera is considered the acquiring company for accounting purposes because upon completion of the Merger, Private Ocera's former stockholders held a majority of the voting interest of the combined company. In addition, the nine member board of directors of the combined company includes six of the former members of the Private Ocera board of directors. Therefore, the former members of the Private Ocera board of directors possess majority control of the board of directors of the combined company. The total purchase price for Tranzyme was approximately $13.5 million and will be allocated to identifiable tangible and intangible assets existing as of July 15, 2013 with any residual amount recorded as goodwill. As of June 30, 2013, the accounting for the Merger had not been finalized pending completion of a valuation of the assets acquired and the liabilities assumed.
Immediately prior to the effective time of the Merger, the principal and interest under Private Ocera's outstanding convertible notes converted into shares of Series C Preferred Stock of Private Ocera, and, immediately thereafter, all outstanding preferred stock of Private Ocera converted into the common stock of Private Ocera.
At the effective time of the Merger, each outstanding share of Ocera's common stock was converted into the right to receive approximately 0.11969414 shares of Tranzyme's common stock (the “Exchange Ratio”), with cash paid in lieu of any fractional shares. In addition, each outstanding option and warrant to purchase Private Ocera's common stock, prior to the effective time of the Merger, was converted into an option or warrant to purchase Tranzyme's common stock, in each case appropriately adjusted based on the Exchange Ratio.
On April 23, 2013, concurrently with the execution of the Merger Agreement, Tranzyme entered into the Financing Agreement with certain former Private Ocera stockholders and their affiliates. Pursuant to the Financing Agreement, immediately following the consummation of the Merger, the combined company sold approximately $20.0 million of its Common Stock to the parties at a per share purchase price of $6.0264. Concurrently with the execution of the Financing Agreement, Tranzyme entered into a Registration Rights Agreement that granted customary registration rights to the participants of the Financing Agreement.
In connection with the Merger, the combined company changed its name to Ocera Therapeutics, Inc. and the name of Private Ocera was changed to Ocera Subsidiary, Inc. After giving effect to the Merger and the Financing, the combined company had 11,287,943 shares of common Stock outstanding.

In September 2013, Ocera approved a restructuring plan related to the operations of TPI in order to focus its management and resources on the clinical development of OCR-002. In connection with the restructuring, the Company will terminate employees at the Canadian location, exit its facility and terminate certain contractual obligations. The Company expects to incur expenses and charges during the fourth quarter of 2013 in connection with the restructuring plan. These expenses and charges are estimated to be in the range of $2.2 million to $2.5 million and will include, without limitation, severance and related benefit costs, asset impairment expenses, termination costs associated with contractual obligations and other liabilities.
Stock Options
On August 13, 2013, the Company’s board of directors approved an amendment to the Company’s amended and restated 2011 Stock Option and Incentive Plan to increase the maximum number of shares that may be issued under the plan from 302,328 to 2,302,328 shares. In connection with this amendment, the Company’s board of directors authorized the grant of an aggregate of 1,454,200 common stock options to its employees. In addition, on August 30, 2013, the Company’s board of directors authorized the grant of an aggregate of 140,000 common stock options to non-employee members of the board of directors. The amendment to the plan and the common stock option grants are subject to stockholder approval within twelve months from August 13, 2013. If stockholder approval is not obtained, the increase to the number of shares issuable under the 2011 plan will not be effective and the stock option grants shall terminate.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following management's discussion and analysis of our financial condition and results of operations in conjunction with our unaudited financial statements and notes thereto included in this Current Report on Form 8-K and with our audited financial statements and related notes thereto for the year ended December 31, 2012 included as Exhibit 99.2 to this Current Report.
Except for the historical information contained herein, the matters discussed in this Current Report on Form 8-K may be deemed to be forward-looking statements that involve risks and uncertainties. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. In this Current Report on Form 8-K, words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements.
Our actual results and the timing of certain events may differ materially from the results discussed, projected, anticipated, or indicated in any forward-looking statements. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this Current Report. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this Current Report, they may not be predictive of results or developments in future periods.
The following information and any forward-looking statements should be considered in light of risk identified under Part II, Item 1A. Risk Factors of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed with the SEC on August 14, 2013.
We caution readers not to place undue reliance on any forward-looking statements made by us, which speak only as of the date they are made. We disclaim any obligation, except as specifically required by law and the rules of the SEC, to publicly update or revise any such statements to reflect any change in our expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.
Unless otherwise indicated, references to the terms the "combined company”, “Ocera”, the "Company”, “we”, “our” and “us” refer to Ocera Therapeutics, Inc. (formerly known as Tranzyme, Inc.) and its subsidiaries after the merger described herein. The term “Private Ocera” refers to Ocera Subsidiary, Inc. (formerly known as Ocera Therapeutics, Inc.) prior to its merger with Terrapin Acquisition, Inc. a wholly-owned subsidiary of Tranzyme, Inc. The term "Tranzyme" refers to the Tranzyme, Inc. and its subsidiaries prior to the merger.

Overview
We are a clinical stage biopharmaceutical company focused on the development and commercialization of novel therapeutics for patients with acute and chronic liver diseases, an area of high unmet medical need. Our lead program, OCR-002, is an ammonia scavenger, designed to treat hyperammonemia (elevated ammonia in the blood) and associated hepatic encephalopathy, or HE, a complication of patients with liver cirrhosis. OCR-002 has received Orphan Drug designation and Fast Track status from the U.S. Food and Drug Administration, or FDA, for the treatment of hyperammonemia and associated HE in patients with liver cirrhosis, acute liver failure and acute liver injury. We have completed Phase 1 and 2a studies in both healthy volunteers and patients with liver cirrhosis using the intravenous formulation of OCR-002. These studies established safety, tolerability and target dose for OCR-002.
In addition, OCR-002 is the subject of two ongoing, externally-sponsored Phase 2a studies. The first of these studies is evaluating OCR-002 in patients with known liver cirrhosis and elevated ammonia due to upper gastrointestinal bleeding, or UGIB. UGIB is a complication of liver cirrhosis, and often leads to acute HE. The open label phase of this study demonstrated that OCR-002 provides rapid and durable ammonia reduction within 36 hours of treatment. The second part of this study, a double-blind, placebo-controlled study to measure ammonia plasma concentration and improvement in HE is currently enrolling. Data from this study is expected in 2014.
The second externally sponsored Phase 2a study is with the Acute Liver Failure Study Group (ALFSG), funded by the National Institutes of Health. The ALSFG is studying OCR-002 for the treatment of patients with acute liver injury and acute liver failure due to acetaminophen overdose. We are currently planning to initiate a Phase 2b, randomized, double-blind, placebo-controlled, efficacy study of OCR-002 as a treatment for acute HE in hospitalized patients with liver cirrhosis. The study is expected to have approximately 200 patients, and is expected to begin in late 2013.
In addition to OCR-002, we have developed Zysa™ (AST-120) a spherical carbon adsorbent, for the treatment of irritable bowel syndrome. We licensed the compound from Kureha Corporation in 2005. In March 2012, Private Ocera received CE Mark for the sale of AST-120 as a medical device for the treatment of diarrhea predominant irritable bowel syndrome (d-IBS) in the European Market. We are currently evaluating strategic options for the commercialization of this product.

Recent Developments

On July 15, 2013, Terrapin Acquisition, Inc., a Delaware corporation, or Merger Sub, a wholly owned subsidiary of Tranzyme, Inc., completed its merger, or the Merger, with and into Private Ocera. The Merger was effected pursuant to an Agreement and Plan of Merger and Reorganization, or the Merger Agreement), dated as of April 23, 2013, by and among Tranzyme Inc., Private Ocera and Merger Sub. Tranzyme focused on discovering, developing and commercializing novel, mechanism-based therapeutics. All of Tranzyme's drug discovery activities were based on its proprietary small molecule macrocyclic template chemistry (MATCH™) technology, which has also been successfully used to generate drug candidates in partnership with other pharmaceutical companies. MATCH enables the rapid construct of synthetic libraries of drug-like, macrocyclic compounds in a predictable and efficient manner.

Immediately prior to the effective time of the Merger, the principal and interest under Private Ocera's outstanding convertible notes converted into shares of Series C preferred stock of Private Ocera. Thereafter, all outstanding preferred stock converted into the common stock of Private Ocera. At the effective time of the Merger, each outstanding share of Private Ocera's common stock was converted into the right to receive approximately 0.11969414 shares of Tranzyme's common stock, or the Exchange Ratio, with cash paid in lieu of any fractional shares. In addition, each outstanding option and warrant to purchase Private Ocera's common stock, prior to the effective time of the Merger, was converted into an option or warrant to purchase Tranzyme's common stock, in each case appropriately adjusted based on the Exchange Ratio.
On April 23, 2013, concurrently with the execution of the Merger Agreement, Tranzyme entered into a Securities Purchase Agreement, or the Financing Agreement, with certain former Private Ocera stockholders and their affiliates. Concurrently with the execution of the Financing Agreement, Tranzyme entered into a Registration Rights Agreement that granted customary registration rights to the participants of the Financing. Pursuant to the Financing Agreement, immediately following the consummation of the Merger, the combined company sold approximately $20 million of its common stock (the "Financing") to the parties at a per share purchase price of $6.0264. We intend to use the proceeds from the Financing to help fund a Phase 2b clinical trial for our OCR-002 product candidate, for working capital and general corporate purposes.
The Merger will be accounted for as a reverse merger under the acquisition method of accounting. Under the acquisition method of accounting, Private Ocera will be treated as the accounting acquiror and Tranzyme will be treated as the “acquired” company for financial reporting purposes as, immediately upon completion of the Merger, Private Ocera stockholders held a majority of the voting interest of the combined company. In addition, the nine member board of directors of the combined company includes six of the former members of Private Ocera board of directors. Therefore, the former members of Private Ocera board of directors possess majority control of the board of directors of the combined company. The total purchase price for Tranzyme was approximately $13.5 million and will be allocated to identifiable tangible and intangible assets existing as of July 15, 2013 with any residual amount recorded as goodwill.
Immediately following the Merger, the combined company changed its name from “Tranzyme, Inc.” to “Ocera Therapeutics, Inc.” Approximately 11.3 million shares of our common stock were outstanding as of July 15, 2013 following the consummation of the Merger and the Financing.
In September 2013, we approved a restructuring plan related to Tranzyme Pharma, Inc., our Canadian subsidiary that housed our research operations. The goal of the restructuring plan is to enable us to focus management and financial resources on advancing our lead product candidate, OCR-002, in clinical trials for the treatment of hepatic encephalopathy associated with chronic and acute liver diseases. We will terminate employees at the Canadian location, exit our facility and terminate certain contractual obligations. We expect to incur expenses and charges during the fourth quarter of 2013 in connection with the restructuring plan. These expenses and charges are estimated to be in the range of $2.2 million to $2.5 million, and will include, without limitation, severance and related benefit costs, asset impairment expenses, termination costs associated with contractual obligations and other liabilities.

The financial information included in this Management's Discussion and Analysis of Financial Condition and Results of Operations is that of Private Ocera prior to the Merger because the Merger was consummated after the period covered by the financial statements included in this Current Report on Form 8-K. Accordingly, the historical financial information included in this Current Report on Form 8-K, unless otherwise indicated or as the context otherwise requires, is that of Private Ocera prior to the Merger.
We are a development stage company and have incurred net losses since our inception. As of December 31, 2012 and June 30, 2013, we had a deficit accumulated during the development stage of $64.0 million and $66.8 million, respectively. We recorded net losses of $2.8 million for the six months ended June 30, 2013. We anticipate that a substantial portion of our capital resources and efforts in the foreseeable future will be focused on completing the development and obtaining regulatory approval of OCR-002.
We have devoted substantial resources towards the development of OCR-002 and AST-120, protecting and enhancing our intellectual property and providing general and administrative support for these activities. We have not generated any revenues from product sales and, to date, have funded our operations primarily through the private placement of equity securities and convertible debt. Through June 30, 2013, we have raised net cash proceeds of approximately $61.7 million from the issuance of a promissory note and the sale of convertible preferred stock and $2.9 million from the issuance of convertible debt securities. In addition, we borrowed and repaid a $4.0 million loan from a lender who provided working capital.
Substantially all our operating losses resulted from expenses incurred in connection with its development programs and from general and administrative costs associated with our operations. We expect to incur increasing operating losses for at least the next several years when we initiate the phase 2b study of OCR-002 in acute HE and continues development of our oral formulation to treat and prevent recurrences of HE. We anticipate our expenses will increase significantly as we seek regulatory approval for our product candidates and maintain, expand and protect our intellectual property portfolio. Our expenses will further increase as a result of the hiring of financial personnel and adding operational, financial and management information systems and incurring costs associated with becoming a public company.
Financial Overview
Revenue
We are a development stage company and have generated no revenue from the sale of products since inception. We do not expect to generate any revenue from our existing product candidates unless or until we commercialize or enter into a strategic alliance for OCR-002 or AST-120.
Research and Development Expenses
Since our inception, we have focused on the development of our product candidates. Our research and development expenses consist primarily of:

•	salaries and related expenses for personnel, including expenses related to stock options or other stock‑based compensation granted to personnel in development functions;

•
fees paid to clinical trial sites and vendors, including clinical research organizations in connection with our clinical trials, costs of acquiring and evaluating clinical trial data such as investigator grants, patient screening fees, laboratory work and statistical compilation and analysis, and fees paid to clinical consultants;

•	expenses related to formulation development, production of clinical supplies, including fees paid to contract manufacturers;

•	expenses related to pre-clinical studies;

•	expenses related to license fees under in-licensing agreements;

•	other consulting fees paid to third parties;

•	expenses related to compliance with drug development regulatory requirements in the United States, the European Union and other foreign jurisdictions; and

•	depreciation, facility and other allocated expenses.

We record research and development expenses as they are incurred. We have been developing OCR-002 and AST-120 in parallel, and typically use our employees, consultants and infrastructure resources across our two programs. Thus, some of our research and development expenses are not attributable to an individual program, but rather are allocated across our two programs and these costs are included in other research and development expense as detailed below. Allocated expenses include salaries, stock based compensation and related benefit expenses for our employees, and fees paid for clinical studies and contract manufacturing expenses. Included in OCR-002 research and development expenses for the six months ended June 30, 2013 is $162,000 of proceeds from the sale of materials used in the manufacturing of OCR-002 clinical drug supply. The following table shows our research and development expenses for the three and six months ended June 30, 2013 and 2012:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2013	2012	2013	2012
	(unaudited)		(unaudited)
OCR-002	$141	$140	$21	$375
AST-120	5	16	15	42
Other research and development expenses	219	283	398	503
Total	$365	$439	$434	$920

We expect our research and development expenses to increase when we initiate our Phase 2b trial of OCR-002 and continue development of our oral formulation to treat and prevent recurrences of HE. Due to the inherently unpredictable nature of product development, we are currently unable to estimate the expenses we will incur in the continued development of OCR-002.
Our research and development expenditures are subject to numerous uncertainties in timing and cost to completion. Development timelines, the probability of success and development expenses can differ materially from expectations. Clinical trials may be difficult to enroll given the small number of patients with certain of our target indications. Completion of clinical trials may take several years or more, but the length of time generally varies according to the type, complexity, novelty and intended use of a product candidate. The cost of clinical trials may vary significantly over the life of a project as a result of differences arising during clinical development, including, among others:

•	the number of trials required for approval;

•	the number of sites included in the trials;

•	the length of time required to enroll suitable patients;

•	the number of patients that participate in the trials;

•	the drop-out or discontinuation rates of patients;

•	the duration of patient follow-up;

•	the number and complexity of analyses and tests performed during the trial;

•	the phase of development of the product candidate; and

•	the efficacy and safety profile of the product candidate.

Our expenses related to clinical trials are based on estimates of patient enrollment and related expenses at clinical investigator sites as well as estimates for the services received and efforts expended pursuant to contracts with multiple research institutions and contract research organizations that may be used to conduct and manage clinical trials on our behalf. We generally accrue expenses related to clinical trials based on contracted amounts applied to the level of patient enrollment and activity. If timelines or contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, we modify our estimates of accrued expenses accordingly on a prospective basis.
As a result of the uncertainties discussed above, we are unable to determine with certainty the duration and completion costs of its development programs. We will need to raise additional capital and may seek strategic alliances in the future to advance our programs.
General and Administrative Expenses
General and administrative expenses consist primarily of salaries, benefits and stock‑based compensation for employees in executive, finance, business development and support functions. Other significant expenses include the costs associated with obtaining and maintaining our patents portfolio, professional fees for accounting and legal services, travel and allocated facilities and other expenses.

We expect our general and administrative expenses will increase in the future as we expand our operating activities, maintain and expand our patent portfolio, and incur additional costs associated with the Merger and being a public company. We expect increased expenses for legal fees, accounting fees, director and officers' liability insurance, and investor relations fees.
Other Income (Expense), Net
Other income (expense) consists primarily of non-cash interest expense related to our borrowings. Interest income consists of interest earned on its cash and cash equivalents. We accounted for the convertible preferred stock warrants at fair value and recorded a warrant liability on the date of issuance. We adjusted the liability for changes in fair value of these warrants on each reporting date. In the quarter ended June 30, 2013 and 2012, we recorded a decrease of $7,000 and an increase of $63,000, respectively, in the fair value of our warrant liability. In the six months ended June 30, 2013 and 2012, We recorded a decrease of $12,000 and an increase of $57,000, respectively, in the fair value of our warrant liability.
Critical Accounting Policies and Estimates
The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the revenues and expenses incurred during the reported periods. On an ongoing basis, we evaluate our estimates and judgments related to preclinical, nonclinical and clinical development costs and drug manufacturing costs. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We discussed accounting policies and assumptions that involve a higher degree of judgment and complexity in the notes to our audited financial statements for the year ended December 31, 2012 included as Exhibit 99.2 to this Current Report and our Management's Discussion and Analysis of Financial Condition and Results of Operations included in Tranzyme's Definitive Proxy Statement filed with the SEC on June 10, 2013. There have been no material changes to our critical accounting policies and estimates as disclosed in the notes to our audited financial statements for the year ended December 31, 2012 as per Exhibit 99.2 to this Current Report.

Results of Operations
Comparison of the Three Months Ended June, 2013 and 2012

	Three Months Ended June 30,
(in thousands)	2013	2012	Change
Research and development	365	439	(74)
General and administrative	1,652	464	1,188
Other income (expenses), net	(70)	(106)	(36)
Research and Development Expenses
Research and development expenses decreased by approximately $74,000, or 17% for the three months ended June 30, 2013 compared to the three months ended June 30, 2012. This decrease in research and development expense in 2013 compared to 2012 was primarily due to a reduction of $45,000 in payroll expense, lower consulting fees of $48,000, and a decrease in travel related expenses of $20,000. These decreases were partially offset by higher spending for OCR-002 clinical studies totaling $39,000.
General and Administrative Expenses
General and administrative expenses increased by $1.2 million or 256% for the three months ended June 30, 2013 compared to the three months ended June 30, 2012. The increase was mainly due to expenses incurred in 2013 related to the Merger of approximately $1.1 million, and increases in payroll expenses and patent legal fees of approximately $162,000 which was partially offset by lower travel expenditures of $21,000.

Other Income (Expense), Net
Interest and Other Income
Interest income consists of interest earned on our cash and cash equivalents. The change in interest income was not significant for the three months ended June 30, 2013 and 2012.
Interest and Other Expense
Interest and other expense, net, increased by $34,000 for the three months ended June 30, 2013 compared to the three months ended June 30, 2012. This increase was the result of interest expense related to the $1.5 million of convertible notes outstanding at June 2012 compared to $3.0 million of convertible notes outstanding at June 2013.
Change in Fair Value of Warrant Liability
During the three months ended June 30, 2013, we recorded a change in fair value of $7,000 of income related to our preferred stock warrants. During the three months ended June 30, 2012, we recorded a change in fair value of $2,000 of expenses related to our preferred stock warrants and $61,000 of expenses related to our common stock warrants. In connection with the convertible notes we issued in March and October 2012, our lenders received warrants to purchase shares of our common stock. The March 2012 warrants provided price protection for three months and were required to be accounted for as a liability. Upon the expiration of the price protection provision in June 2012, the fair value of the common stock warrants was reclassified to equity and we will no longer make adjustments to their valuation.
Comparison of the Six Months Ended June, 2013 and 2012

	Six Months Ended June 30,
(in thousands)	2013	2012	Change
Research and development	434	920	(486)
General and administrative	2,223	1,043	1,180
Other income (expenses), net	(161)	(99)	62
Research and Development Expenses
Research and development expenses decreased by approximately $486,000, or 53% for the six months ended June 30, 2013 compared to the six months ended June 30, 2012. The decrease in research and development expense in 2013 compared to 2012 was primarily due to proceeds of $162,000 from the sale of materials used in the production of OCR-002 clinical drug supply, a decrease in manufacturing spending of $59,000, a reduction of $130,000 in payroll and bonus expense, lower consulting fee of $84,000, and reduced travel expenses of $23,000.
General and Administrative Expenses
General and administrative expenses increased by $1.2 million or 113% for the six months ended June 30, 2013 compared to the six months ended June 30, 2012. The increase was mainly due to expenses incurred in 2013 related to the Merger of approximately $1.3 million partially offset by lower travel expense of $54,000.
Other Income (Expense), Net
Interest and Other Income
Interest income consists of interest earned on our cash and cash equivalents. The change in interest income was not significant for the six months ended June 30, 2013 and 2012.
Interest and Other Expense
Interest and other expense, net, increased by $130,000 for the six months ended June 30, 2013 compared to the six months ended June 30, 2012. This increase was the result of interest expense related to the $1.5 million of convertible notes payable issued in March 2012 and $1.5 million of convertible notes payable issued in October 2012.

Change in Fair Value of Warrant Liability
During the six months ended June 30, 2013, we recorded a change in fair value of $12,000 of income related to our preferred stock warrants. During the six months ended June 30, 2012, we recorded a change in fair value of $4,000 of income related to our preferred stock warrants and $61,000 of expenses related to our common stock warrants.
Liquidity and Capital Resources
Since our inception in December 2004, we have raised $68.6 million to fund our operations primarily through proceeds from the sale of convertible preferred stock and the issuance of convertible and non-convertible debt. We have not generated any revenue from the sale of products. We have incurred losses and generated negative cash flows from operations since inception. From inception through June 30, 2013, we received net cash proceeds of $60.7 million from the sale of convertible preferred stock, $1.0 million from the conversion of a promissory note into our Series A Preferred Stock, $2.9 million from the issuance of convertible notes, and $4.0 million from the issuance of non-convertible notes that were subsequently repaid. As of June 30, 2013 and December 31, 2012, our principal sources of liquidity were our cash and cash equivalents, which totaled $730,000 and $2.3 million, respectively.
In March 2012, we issued in aggregate principal amount of $1.5 million of convertible notes. In October 2012, we issued in aggregate principal amount $1.5 million of convertible notes. The notes bear interest at 6% per annum. The principal and accrued interest was converted into Series C Preferred Stock upon the close of the Merger.
The following table summarizes our cash flows for the six months ended June 30, 2013 and 2012:

	Six Months Ended June 30,
(in thousands)	2013	2012
Net cash used in:
Operating activities	$(1,591)	$(2,664)
Investing activities	(2)	250
Financing activities	20	1,449
Total	$(1,573)	$(965)
Comparison of the Six Months Ended June 30, 2013 and 2012
The primary use of cash in operating activities for six months ended June 30, 2013 and 2012 was to fund operating activities related to the development of OCR-002 and the Merger activities. Cash used in operating activities for six months ended June 30, 2013 primarily related to our net loss of $2.8 million off set by an increase in accounts payable and accrued liabilities of $1.0 million and $173,000 non-cash interest and amortization of debt issuance costs associated with our outstanding convertible notes. Cash used in operating activities of $2.7 million for the six months ended June 30, 2012 primarily related to our net loss of $2.1 million and the payment of our year end accruals related to clinical drug manufacturing of $750,000.
For the six months ended June 30, 2012, net cash provided by investing activities primarily related to the maturity of investments used to fund operations.
Net cash provided by financing activities for the six months ended June 30, 2013 related to proceeds from the exercise of our common stock options. Net cash provided by financing activities for the six months ended June 30, 2012 resulted from the issuance of $1.5 million of convertible notes in March 2013.
The Combined Company Following the Merger

We believe the Merger will form a leading orphan liver disease biopharmeutical company. The combined company's lead drug candidate is OCR-002, for patients with acute and chronic liver diseases, an area of high unmet medical need. OCR-002 is an ammonia scavenger designed to treat hyperammonemia (elevated ammonia in the blood) and associated HE, a complication of patients with liver cirrhosis. We licensed the compound from UCL Business PLC in 2008. OCR-002 has received Orphan Drug designation and Fast Track status from the FDA for the treatment of hyperammonemia and associated HE in patients with liver cirrhosis, acute liver failure and acute liver injury. We have completed Phase 1 and

2a studies in both healthy volunteers and patients with liver cirrhosis using the injectable formulation of OCR-002. These studies established safety, tolerability and target dose for OCR-002.
In addition, OCR-002 is the subject of two ongoing, externally-sponsored Phase 2a studies. The first of these studies is evaluating OCR-002 in patients with known liver cirrhosis and elevated ammonia due to upper gastrointestinal bleeding, or UGIB. UGIB is a complication of liver cirrhosis, and often leads to acute HE. The open label phase of this study demonstrated that OCR-002 provides rapid and durable ammonia reduction within 36 hours of treatment. The second part of this study, a double-blind, placebo-controlled study to measure ammonia plasma concentration and improvement in HE is currently enrolling. Data from this study is expected in 2014.
The second externally sponsored Phase 2a study is with the Acute Liver Failure Study Group or the ALFSG, funded by the National Institutes of Health. The ALSFG is studying OCR-002 for the treatment of patients with acute liver injury and acute liver failure due to acetaminophen overdose. We are currently planning to initiate a Phase 2b, randomized, double-blind, placebo-controlled, efficacy study of OCR-002 as a treatment for acute hepatic encephalopathy in hospitalized patients with liver cirrhosis. The study is expected to have approximately 200 patients, and enrollment is expected to begin in late 2013.
In addition to OCR-002, we have developed Zysa™ (AST-120) a spherical carbon adsorbent, for the treatment of irritable bowel syndrome. We licensed the compound from Kureha Corporation in 2005. In March 2012, Private Ocera received CE Mark for the sale of AST-120 as a medical device for the treatment of diarrhea predominant irritable bowel syndrome (d-IBS) in the European Market.
Capital Resources and Funding Requirements
We will require substantial funds to continue our research and development programs and to fulfill our planned operating goals. We expect to continue to incur substantial operating losses in the future and that our operating expenses will fluctuate as we continue to develop our clinical product candidates, pursue other strategic opportunities and operating as a public company. In particular, currently planned operating capital requirements include the need for working capital to support our research and development activities for our drug candidates that we are seeking to develop, and to fund our general and administrative costs and expenses.
Following the Merger, the use of our cash flows for operations will primarily consist of salaries and wages for our employees, our facilities and facility-related costs for our offices, laboratory facilities, fees paid in connection with clinical studies, preclinical studies, laboratory supplies, consulting fees, and legal fees. We expect that costs associated with clinical studies will increase in future periods assuming that our lead product candidate, OCR-002, advances into further stages of clinical testing and our other preclinical candidates reach clinical trials. We expect to continue to use cash in operations as we continue to seek to advance our orphan drug programs through clinical development and preclinical testing.
We expect to fund our research and development expenses from our current cash and cash equivalents, from proceeds from our $20.0 million Financing, from cost-sharing reimbursement payments received from collaboration agreements, if any, and potentially, additional financing transactions or collaboration arrangements.
 Operating losses may be incurred over the next several years as we commence the development and seek regulatory approval for OCR-002, our pre-clinical product candidates, or other product candidates. At this time, we cannot reasonably estimate or know the nature, specific timing and estimated costs of the efforts that will be necessary to complete the development of our product candidates, or the period, if any, in which material net cash inflows may commence from our product candidates. This is due to the numerous risks and uncertainties associated with developing our product candidates, including:

•	the progress, costs, results of and timing of future clinical trials of any of our pre-clinical product candidates;

•	the costs and timing of obtaining regulatory approval in the United States and abroad for our product candidates;

•	the costs of obtaining, maintaining and enforcing our patents and other intellectual property rights globally;

•	the costs and timing of obtaining or maintaining manufacturing for our product candidates, including commercial manufacturing if any of our product candidates is approved;

•	the costs and timing of establishing sales and marketing capabilities in selected markets; and

•	the terms and timing of establishing collaborations, license agreements and other partnerships on terms favorable to us.
 Our expenses related to clinical trials are based on estimates of the services received and efforts expended pursuant to contracts with multiple research institutions and clinical research organizations that conduct and manage clinical trials on our behalf. The financial terms of these agreements are subject to negotiation and vary from contract to contract and may result in uneven payment flows. Generally, these agreements provide a fixed fee or unit price for services performed. Payments under the contracts depend on factors such as the successful enrollment of patients or the achievement of clinical trial milestones. Expenses related to clinical trials generally are accrued based on services performed at contractual amounts and the achievement of milestones such as number of patients enrolled. If timelines or contracts are modified based upon changes to the clinical trial design or scope of work to be performed, we modify our estimates of accrued expenses accordingly on a prospective basis. A change in the outcome of any of these variables with respect to the development of a product candidate could result in a significant change in the costs and timing associated with the development of that product candidate.
Our ability to finance ourselves will depend heavily on our ability to obtain favorable results in the ongoing clinical trials of OCR-002 and to successfully develop and commercialize OCR-002. We believe that our existing cash and cash equivalents will be sufficient to fund our anticipated operating requirements through at least the next 12 months. We have based this estimate on assumptions that may prove to be wrong resulting in the use of our available capital resources sooner than we currently expect. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, including our ability to enter into collaborations with third parties to participate in development and commercialization of our product candidates, we are unable to estimate the amount of increased capital required to become profitable. Our future funding requirements will depend on many factors, including:

•	unanticipated costs in our research and development programs;

•	the costs of maintaining, expanding and protecting our intellectual property portfolio, including potential litigation costs and liabilities;

•	the number and characteristics of product candidates that we pursue;

•	the timing and amount of payments received under new or existing strategic collaboration agreements, if any, including upfront payments, milestone payments and royalties;

•	the amount of cost sharing under new or existing strategic collaboration agreements, if any; and

•	our ability to hire qualified employees at salary levels consistent with our estimates to support our growth and development.

Until we obtain regulatory approval to market our product candidates, if ever, we cannot generate revenues from sales of our products. Even if we are able to sell our products, we may not generate a sufficient amount of product revenues to finance our cash requirements. Accordingly, we may need to obtain additional financing in the future which may include public or private debt and equity financings, entering into product and technology collaboration agreements or licenses and asset sales. There can be no assurance that additional capital will be available when needed on acceptable terms, or at all. The issuance of equity securities may result in dilution to stockholders. If we raise additional funds through the issuance of debt securities, these securities may have rights, preferences and privileges senior to those of our common stock and the terms of the debt securities could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or products, or grant licenses on terms that are not favorable to us. If adequate funds are not available, we may have to scale back our operations or limit our research and development activities, which would have a material adverse impact on our business prospects and results of operations.